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SELLING AGREEMENT

                                                          EPOCH SECURITIES, INC.
                                 COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
                                       ("COMMONWEALTH ANNUITY" OR "THE COMPANY")
                                                    132 Turnpike Road, Suite 210
                                                          Southborough, MA 01772

THIS AGREEMENT ("Agreement") is made by and between Epoch Securities, Inc. ("Epoch"), the principal underwriter/distributor of variable products issued by Commonwealth Annuity and Life Insurance Company ("Commonwealth Annuity" or "the Company") and ___________________________ "Broker-Dealer."

RECITALS:

A. Epoch, pursuant to the provisions of the Distribution Agreement ("Distribution Agreement") with the Company, acts as the principal underwriter of certain variable annuity contracts and variable life insurance policies (the "Contracts") issued by the Company. Such Contracts are identified in Schedule 1 to this Agreement, and other Contracts may be added to Schedule 1 from time-to-time in accordance with Section 1.5 of this Agreement. The Company has authorized Epoch to enter into separate written agreements with broker-dealers pursuant to which such broker-dealers are authorized to participate in the distribution of the Contracts and agree to use their best efforts to solicit applications for the Contracts to the general public. Epoch desires that Broker-Dealer distribute the Contracts in those states or jurisdictions in which Broker-Dealer, Epoch, the Company and the Contracts are appropriately licensed, qualified or approved, and Broker-Dealer desires to sell such Contracts, through its agents in such states or jurisdictions, on the terms and conditions set forth hereinafter.

B. The parties to this Agreement desire that Broker-Dealer be authorized to solicit applications for the sale of the Contracts to the general public subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

SECTION 1: REPRESENTATIONS AND WARRANTIES; AUTHORIZATIONS

1.1. Subject to the terms and conditions contained herein, Epoch hereby authorizes Broker-Dealer, on a non-exclusive basis, to make sales of such Contracts for which Epoch acts as distributor. Broker-Dealer agrees to direct the sales activities of its Registered Representatives and to enforce written supervisory procedures to assure strict compliance with applicable rules and regulations under the Securities Exchange Act of 1934 ("1934 Act"), the National Association of Securities Dealers, Inc. ("NASD") rules, and other applicable federal and state statutes and regulations. Broker-Dealer shall comply with all applicable federal and state laws, ordinances and regulations relating thereto.

1.2 Broker-Dealer agrees to use its best efforts on behalf of Epoch while performing the functions set forth herein. Broker-Dealer shall be free to exercise its own judgment as to whom to solicit and the time, place, and manner of solicitation. Broker-dealer agrees that it is an independent contractor, and that nothing in this Agreement shall constitute Broker-Dealer or any of its Registered Representatives as employees of Epoch or the Company in connection with the solicitation of applications for the Contracts. No relationship of "principal and agent," partnership or joint venture is intended under this Agreement and no party shall hold itself out as the agent, partner or joint venturer of or with the other party in any respect whatsoever.

1.3 Broker-Dealer is authorized, except as hereinafter specifically provided, to cause its representatives ("Registered Representatives") to sell such Contracts in the states and jurisdictions in which Broker-Dealer and its Registered Representatives are appropriately licensed, registered or otherwise qualified and in which the Contracts are duly authorized for sale. Broker-Dealer shall not have the authority nor shall it grant authority to any of its Registered
Representatives: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract's forfeiture provisions or other provisions; to extend the time of paying any premiums; or to receive any monies or premiums from applicants for or

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purchasers of the Contracts (except for the sole purpose of forwarding monies or premiums to the Company). Epoch, in its sole discretion, may reject any application for a Contract submitted to it by the Broker-Dealer or any of its Registered Representatives.

1.4 Broker-Dealer shall promptly notify Epoch and the Company in writing and, within thirty (30) business days if a Registered Representative is no longer to be treated as the agent of record on a Contract and shall identify a Registered Representative to act as the successor agent of record. Broker Dealer acknowledges that, notwithstanding the foregoing, the Company reserves the right to refuse to appoint or to terminate the appointment of any Registered Representative as agent of the Company, in its sole discretion and with or without cause.

1.5 Schedule 1 to this Agreement may be amended by Epoch, at its sole discretion, to include other Contracts distributed by Epoch pursuant to the Distribution Agreement or other distribution agreements with the Company, or to delete Contracts from the Schedule. The provisions of this Agreement shall be equally applicable to each Contract listed on Schedule 1, as may be amended from time to time, unless the context otherwise requires.

SECTION 2: REPRESENTATIONS AND WARRANTIES: REGISTRATION, LICENSING AND
COMPLIANCE

2.1 Broker-Dealer represents, warrants and covenants that:

a It is a corporation organized, existing and in good standing under applicable state law and is qualified to do business as a corporation in those states or jurisdictions where it is or will be doing business.

b. It is and will remain at all times during the terms of this Agreement a member in good standing of the NASD, a broker-dealer duly registered with the Securities and Exchange Commission ("SEC") under the 1934 Act, and licensed as a broker-dealer in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations under this Agreement.

c. It shall carry outs its sales, administrative, and supervisory obligations under this Agreement in compliance with all applicable federal and state security laws and regulations, the requirements of the NASD and any applicable securities exchanges of which it is a member, and all applicable insurance laws and regulations, including without limitation state insurance laws and regulations imposing insurance licensing requirements .

d. It will be responsible for the training, supervision and control of its Registered Representatives engaged in the offer and sale of the Contracts and will ensure strict compliance with applicable federal and state securities laws, NASD rules, and state insurance laws and regulations. Epoch shall have no responsibility in connection with Broker-Dealer's supervision and compliance programs. Notwithstanding the generality of the foregoing, Broker-Dealer specifically agrees that:

- all persons offering or selling the Contracts are duly licensed and registered under applicable insurance and securities laws,

- all individuals offering or selling the Contracts are duly appointed agents of the Company and are registered representatives of a NASD member broker-dealer,

- each sale of a Contract satisfies applicable suitability requirements under insurance and securities laws and regulations, including without limitation the rules of the NASD,

- persons offering or selling the Contracts disclose to prospective Contract Owners remuneration each expects to receive in connection with sales of the Contracts and any conflicts of interest arising therefrom, as required by applicable law, and

- persons offering or selling the Contracts do not intend to engage in transactions that would violate the Company's or the underlying funds' policies and procedures.

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e. It performs a review of each application submitted to it for appropriate suitability under NASD, SEC and state insurance guidelines.

f. It agrees to comply with Epoch's and the Company's policies and procedures concerning the replacement of life insurance and annuities and all applicable replacement laws and regulations. For any transaction involving a replacement, Broker-Dealer will require the Registered Representative to recommend the replacement of an existing policy or contract only when it is in the best interest of the customer and will further require the Registered Representative to fully disclose all relevant information to the customer including a description of the type of replacement and an explanation of assumptions, risks involved in a replacement, and the various transactions involved.

g It understands and acknowledges that Epoch and the Company are committed to complying with the USA Patriot Act, including its anti-money laundering rules and the regulations thereunder. Broker-Dealer hereby represents that it: has established an Anti-Money Laundering Program that complies in all material respects with the Patriot Act and other applicable anti-money laundering laws and regulations; knows and verifies the identity of its customers; maintains records regarding the identity of each customer for at least five years following account termination; and screens all new customers against the Office of Foreign Assets Control ("OFAC") control list. Broker-Dealer understands that under the Patriot Act additional anti-money laundering regulations may become effective from time to time and agrees to take such action as may be necessary to comply with any new or additional anti-money laundering regulations.

i. It has and shall at all times maintain blanket bond insurance coverage including coverage for larceny and embezzlement, issued by a reputable bonding company. Such bond shall be, at a minimum, of the form, type and amount required under NASD rules, endorsed to extend coverage to transactions relating to the Contracts. Epoch may require evidence, satisfactory to it, that such coverage is in force and the Broker-Dealer shall give prompt written notice to Epoch of any notice of cancellation of the bond or change of coverage. Upon the failure or inability of the Broker-Dealer to obtain or renew such bond, this Agreement shall terminate at Epoch's discretion upon notice by Epoch. Broker-Dealer will notify Epoch immediately in the event a determination is made to cancel, terminate or substantially modify its blanket bond insurance coverage.

2.2 Broker-Dealer will, in the offer and sale of the Contracts, comply with all applicable requirements of the 1934 Act and the NASD, including without limitation the requirement to maintain and preserve books and records under
Section 17(a) of the 1934 Act and the rules thereunder and to reflect Commissions and fees relating to the Contracts in the quarterly FOCUS reports and the fee assessment reports filed by Broker-Dealer with the NASD/

2.3 Broker-Dealer shall notify Epoch and the Company immediately in writing if Broker-Dealer fails to comply with any of the applicable provisions set forth above.

2.4 Epoch represents and warrants that all Contracts are legally issued, registered and filed as required by applicable federal securities and state insurance laws.

SECTION 3: SALES MATERIALS

3.1 Broker-Dealer shall submit to Epoch, for written approval in advance of use, all promotional sales, and advertising material and signs involving the use of Epoch's and the Company's name and/or pertaining to the sale of any Contract.

3.2 Epoch will file such materials or will cause such materials to be filed with the SEC, the NASD, and with any state securities regulatory authorities, as appropriate.

3.3 Broker Dealer agrees to exclusively use advertising and marketing material which has been approved by Epoch, and filed as appropriate with the NASD and/or state insurance or securities regulators, and destroy,

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upon notification by Epoch, any advertising or sales materials which are outdated or have been updated by Epoch.

SECTION 4: COMPENSATION

4.1 Except as otherwise stated herein, Broker-Dealer shall be entitled to compensation in accordance with the attached Schedule of Commissions and Allowances (the "Commission Schedule") with respect to sales of the Contracts. Such compensation is payable by the Epoch, contingent upon payment of such commissions by the Company. Epoch will reflect the payment of commissions on its books and records or as otherwise permitted by law or regulation, and may delegate the processing of payment of commissions to the Company.

4.2 Epoch will pay commissions and/or service allowances at the rates provided and subject to the terms and conditions contained in the attached Commission Schedule. These commissions and/or allowances shall accrue only with respect to premiums paid to the Company for Contracts actually issued by the Company pursuant to applications procured by Registered Representatives of the Broker-Dealer while this Agreement remains in effect.

4.3 Epoch reserves the right to change the rates and any of the terms and conditions set forth in the Commission Schedule at any time by giving written notice to the Broker-Dealer. Broker-Dealer agrees to immediately communicate any such changes to all Registered Representatives appointed by the Company. The notice shall be effective on the date set forth on the new Schedule and any commissions and/or service allowances accruing with respect to policies or contracts the Company issues pursuant to applications received after that date shall be paid as provided in the new Schedule.

4.4 If a Contract owner rescinds a Contract or exercises a "free look" right to surrender a Contract for return of all payments made, Broker-Dealer will repay Epoch the amount of any commissions received by the Broker-Dealer on the Contract within 10 days of receipt of a written or facsimile request for repayment by Epoch. At its option, to the extent permitted by law, Epoch may deduct any such amount to be repaid from any compensation otherwise payable under this Agreement, whether such compensation is then due or thereafter becomes due.

4.5 Epoch shall have a lien on any commissions payable under this Agreement, whether or not such commission is due or thereafter becomes due, and may apply any such monies to the satisfaction of indebtedness to Epoch to the extent permitted by law. The foregoing right of set-off on the part of Epoch shall not prevent Epoch or the Company from pursuing any other means or remedies available to them to recover any such indebtedness.

SECTION 5: TERM AND EXCLUSIVITY OF AGREEMENT

5.1 This Agreement may be terminated at any time by either party upon thirty
(30) days written notice to the other, and may be terminated immediately by Epoch for cause. For purposes of this Section, "cause" shall mean failure to return money to clients where appropriate, failure to account for any money received from or on behalf of Epoch, any fraud, misrepresentation or dishonesty in any relationship with Epoch, its affiliates, or any past, present or proposed client, violation of any federal or state law or regulation, or violation of any of the terms of this Agreement.

5.2 Notice of termination shall be deemed to be given on the day mailed or delivered by hand to an officer of either party. If mailed to Epoch, such notice shall be addressed to the principal office of Epoch, and if mailed to the Broker-Dealer, shall be addressed to the last known address as shown on the records of Epoch.

SECTION 6: COMPLAINTS AND INVESTIGATIONS

6.1 Broker-Dealer shall cooperate fully in any consumer complaint resolution, any securities or insurance regulatory investigation, administrative proceeding, or judicial proceeding with respect to Epoch, the

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Company, and/or Broker-Dealer and its Registered Representatives, or any of
their affiliates, to the extent that such investigation or proceeding is in connection with the Contracts.

6.2 Broker Dealer agrees to supply Epoch with a copy of any customer complaint or regulatory investigation related to the sale and distribution of the Contracts.

SECTION 7: ASSIGNMENT

7.1 Broker-Dealer may not assign this Agreement without the prior written approval of Epoch.

7.2 This Agreement is exclusively for and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns and shall not be deemed to create any rights for the benefit of third parities.

SECTION 8: CONFIDENTIALITY AND PRIVACY

8.1 Each party will keep confidential information ("Confidential Information") it may acquire as a result of this Agreement regarding Epoch, its affiliates' and subsidiaries' affairs, including any customer list or other propriety information that it may acquire in the performance of this Agreement, and shall not use such customer list or information without the prior written consent of the other party which requirement shall survive the termination of this Agreement.

8.2 Broker-Dealer agrees that its activities conducted under this Agreement, and any use or disclosures of information, shall comply with all privacy and security requirements of the federal Gramm-Leach-Bliley Act and other applicable federal, state, and local privacy laws, regulations, and ordinances.

a. In addition to the foregoing, Broker-Dealer shall implement and maintain administrative, technical and physical safeguards (the "Security Procedures") designed to: (i) ensure the security and confidentiality of Confidential Information and of "Nonpublic Personal Information" (as that term is defined under Section 6809(4) of the Gramm-Leach-Bliley Act, and its applicable implementing regulations); (ii) protect against any anticipated threats or hazards to the security or integrity of Confidential Information and Nonpublic Personal Information; and (iii) protect against unauthorized access to or use of Confidential Information and Nonpublic Personal Information that could result in harm or inconvenience to Epoch or the Company, its employees, customers or consumers. Broker-Dealer shall identify to Epoch a Broker-Dealer representative who will serve as a 24/7 data security contact.

b. Broker-Dealer warrants and covenants that its Security Procedures will, at all times during the effective term of this Agreement, (i) comply with all laws and regulations applicable to Broker-Dealer, (ii) meet or exceed the information security standards and practices that are commonly utilized by the leading service providers in Broker-Dealer's industry that have access to Confidential Information or Nonpublic Personal Information, and (iii) in no event offer less protection than that which the Broker-Dealer affords to its own confidential information and materials.

c. Broker-Dealer further agrees that, unless otherwise agreed by Epoch in writing, it will not modify the Security Procedures in any way that might reasonably be expected to reduce the overall scope or level of security protections that (i) were in effect as of the Effective Date of this Agreement or (ii) were enhanced or increased after the Effective Date.

d. If Broker-Dealer becomes aware of any actual or suspected unauthorized access to Confidential Information and/or Nonpublic Personal Information (an "Incident"), Broker-Dealer will take appropriate actions to contain and mitigate the Incident, including notification to Epoch as soon as possible, but at most within twenty-four (24) hours of learning of the Incident (subject to any delay requested by an appropriate law enforcement agency), to enable Epoch to expeditiously implement its response program. Upon request of Epoch, Broker-Dealer will cooperate with Epoch to investigate the nature and scope of any Incident and to take appropriate actions to mitigate, remediate and otherwise respond to the Incident or associated risks. Without limiting the foregoing, Epoch shall make the final decision on whether and how to notify any Epoch

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employees, customers, consumers and/or the general public of any such Incidents, subject to applicable law.

SECTION 9: MODIFICATION OF AGREEMENT

9.1 This Agreement supersedes all prior agreements, either oral or written, between the parties relating to the Contracts and, except for any amendment of
Schedule 1 pursuant to the terms of Section 1.5 hereof or of the Schedule of Commissions pursuant to the terms of Section 4 hereof, may not be modified in any way unless by written agreement signed by all of the parties.

SECTION 10: INDEMNIFICATION

10.1 Broker-Dealer shall be responsible and liable for any damages arising out of the acts or omissions of Broker-Dealer, its Registered Representatives, affiliates and/or its employees and hereby agrees to indemnify and hold Epoch harmless against any loss or expense arising out of its failure or the failure of any of its Registered Representatives, affiliates and/or employees failure to fully carry out the duties and responsibilities assigned to it herein.

10.2 If any action or proceeding shall be brought against Broker-Dealer relating to a Contract sold pursuant to this Agreement, Broker-Dealer shall give prompt written notice of such action or proceeding to Epoch.

10.3 In the event of any dispute with a Contract owner, Epoch shall have the right to take such action as Epoch may in its sole discretion deem necessary to promptly effect a mitigation of damages or limitation of losses without obtaining the prior consent of Broker-Dealer and without waiving or electing to relinquish any rights or remedies Epoch may have against Broker-Dealer.

10.4 Epoch shall have the right to settle with any Contract owner engaged in a dispute with Epoch or Broker-Dealer without the prior consent of Broker-Dealer and without waiving or electing to relinquish any rights or remedies Epoch may have against Broker-Dealer.

10.5 The indemnification provisions of this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

10.6 Without limiting the foregoing indemnities, Epoch and Broker-Dealer each agree to indemnify and hold harmless the other against any breach of representation, warranty or covenant herein by the indemnifying party.

SECTION 11: RIGHT, REMEDIES, ETC. ARE CUMULATIVE

11.1 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, to constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

SECTION 12: NOTICES

12.1 All notices hereunder are to be made in writing and shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested to the principal office of the party and shall be effective upon delivery, except as otherwise provided in Section 5.1 of this Agreement.

SECTION 13: INTERPRETATION, JURISDICTION, ETC.

13.1 This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between

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the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provisions of this Agreement.

13.2 This Agreement is subject to the laws of the State of Massachusetts, and all questions concerning its validity, construction or otherwise shall be determined under the laws of Massachusetts without giving effect to principles of conflict of laws.

SECTION 14: ARBITRATION

14.1 All claims and controversies arising out of or related to this Agreement, except actions for equitable relief pending an arbitration award, shall be submitted to binding arbitration in Boston, Massachusetts (or such other location as may be agreeable to all the parties to the arbitration) in accordance with the Code of Arbitration procedure of the NASD, if the NASD accepts jurisdiction, and, if not, by a panel of three neutral arbitrators under the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon an award of the arbitrators may be entered and enforced in any court having jurisdiction. The parties to such dispute will equally share the fees and expenses of the arbitrators. The parties agree that the prevailing party in any such arbitration, as determined by the arbitrators, shall be entitled to reasonable attorneys' fees.

SECTION 15: HEADINGS

15.1 The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

SECTION 16: COUNTERPARTS

16.1 This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

SECTION 17: SEVERABILITY

17.1 This is a severable Agreement. In the event that any provisions of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties that such provisions shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year indicated below.

EPOCH SECURITIES, INC.                  [BROKER/DEALER]

By                                      By
Print Name                              Print Name
Title                                   Title
Date                                    Date
Phone Number                            Phone Number
Fax Number                              Fax Number

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                                   SCHEDULE 1

Advantage IV
Preferred Plus